Exhibit 10.1

ALLIANT TECHSYSTEMS INC.

INCOME SECURITY PLAN

Effective March 13, 2006

CONTENTS

SECTION 1.	PURPOSE AND TERM	1
1.1	Purpose	1
1.2	Type of Plan	1
1.3	Term; Effect of Change in Control	1

SECTION 2.	DEFINITIONS	2
2.1	Definitions	2

SECTION 3.	UNPAID COMPENSATION AND SEVERANCE BENEFITS	7
3.1	Right to Unpaid Compensation and Severance Benefits	7
3.2	Severance Benefits for Tier 1 Participants and Tier 2 Participants	8
3.3	Severance Benefits for Tier 1 Participants	8
3.4	Severance Benefits for Tier 2 Participants	9
3.5	Treatment of Stock Awards in the Event of Delisting	10
3.6	Termination Due to Disability or Death	10
3.7	Termination for Cause or by the Participant Without Good Reason	11
3.8	Notice of Termination	11
3.9	Payment of Severance Benefits	11

SECTION 4.	RELEASE AND RESTRICTIVE COVENANTS	11
4.1	Release	11
4.2	Restrictive Covenants	11
4.3	Services of Participant	11

SECTION 5.	TRUST	11
5.1	Establishment of Trust	11
5.2	Trust Assets	12

SECTION 6.	EXCISE TAXES	12
6.1	Gross-Up Payment	12
6.2	Payment Date	13
6.3	Controversies with Taxing Authorities	13

SECTION 7.	CLAIMS PROCEDURE	14
7.1	Original Claim	14
7.2	General Rules	14

SECTION 8.	RIGHTS TO SEVERANCE BENEFITS AND LEGAL FEES	15
8.1	Severance Benefits Payments	15
8.2	Legal Fees and Expenses	15

SECTION 9.	SUCCESSORS	15
9.1	Successors to the Company	15
9.2	Assignment by the Participant	15

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SECTION 10.	MISCELLANEOUS	16
10.1	Administration and Committee Powers	16
10.2	Employment Status	16
10.3	Entire Plan and Other Change in Control Plans	16
10.4	Notices	16
10.5	Includable Compensation	16
10.6	Tax Withholding	16
10.7	Section 409A of the Code	16
10.8	Severability	17
10.9	Amendment and Waiver	17
10.10	Applicable Law	17
10.11	Rules of Construction	17

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ALLIANT TECHSYSTEMS INC.

INCOME SECURITY PLAN

SECTION 1.                                PURPOSE AND TERM

1.1                                 Purpose. The purpose of this Income Security Plan (this “Plan”) is to provide income security protection to certain executives of Alliant Techsystems Inc. (the “Company”) in order to (a) ensure that such executives make good corporate decisions with respect to a possible Change in Control (as defined in Section 2.1) of the Company, even if such a Change in Control may have adverse personal consequences (such as the loss of the executive’s employment with the Company), (b) maximize stockholder value by keeping such executives engaged during periods of uncertainty relating to a possible Change in Control, and (c) provide such executives with the ability to transition to new employment if their employment with the Company is terminated as a result of a Change in Control.

1.2                                 Type of Plan. This Plan is a severance pay plan maintained primarily for the benefit of a select group of management or highly compensated individuals within the meaning of ERISA (as defined in Section 2.1). This Plan will be administered and interpreted (i) in a manner consistent with such intent and (ii) in accordance with Section 409A of the Code (as defined in Section 2.1) and other applicable Tax (as defined in Section 2.1) laws and regulations, including, without limitation, any regulations promulgated pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates will be obligated, directly or indirectly, to any Participant for any Taxes that may be imposed on such Participant (a) on account of any amounts due or paid under this Plan (except as otherwise expressly provided in Section 6) or (b) on account of any failure to comply with any provision of the Code.

1.3                                 Term; Effect of Change in Control.

(a)                                  This Plan is effective on March 13, 2006 (the “Effective Date”) and will continue in effect until this Plan is terminated by the Committee (as defined in Section 2.1). The Committee may terminate this Plan at any time. If a notice terminating this Plan is properly delivered by the Committee, this Plan, along with all corresponding rights, duties and covenants, will immediately terminate; provided, however, that in the event a Change in Control occurs within 12 months after receipt of such notice, such termination of the Plan will be deemed null and void, and the participation of the Participants in this Plan will not be affected by such notice (unless such termination of this Plan or participation by any Participant herein is required by the terms of any final order or a federal or state court or regulatory agency of competent jurisdiction).

(b)                                 Notwithstanding Section 1.2(a), in the event that a Change in Control occurs during the term of the Plan, the Committee may not terminate the Plan during the period beginning on the date of such Change in Control through the third anniversary date of the Change in Control. This Plan will thereafter automatically terminate.

SECTION 2.                                DEFINITIONS

2.1                                 Definitions. The following capitalized terms used in this Agreement will have the meanings set forth below:

(a)                                  “Annual Base Salary” means, at any time, the then regular annual rate of cash compensation that a Participant is receiving as annual salary, excluding all other kinds of compensation.

(b)                                 “Annual Incentive Plan” means any incentive compensation plan of the Company with a performance period of one year or less (other than an Equity Incentive Plan) in which a Participant participates on the date of any Qualifying Termination of such Participant, unless the Committee otherwise determines that such plan is a Long-Term Cash Incentive Plan.

(c)                                  “Beneficial Owner” or “Beneficial Ownership” will have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(d)                                 “Board” or “Board of Directors” means the Board of Directors of the Company.

(e)                                  “Cause” means the occurrence of either of the following:

(i)                                     the Participant willfully and continually fails to substantially perform his or her duties of employment (other than because of a mental or physical impairment) for a period of at least 30 days after being given notice of such failure;

(ii)                                  the Participant (A) engages in any act of dishonesty, wrongdoing or moral turpitude (whether or not a felony) or (B) violates the Company’s Code of Conduct or a Company policy, which violation has an adverse effect upon the Company; or

(iii)                               the Participant breaches his or her duty of loyalty or commits an unauthorized disclosure of proprietary or confidential information of the Company.

(f)                                    “Change in Control” means the occurrence of any of the following:

(i)                                     The acquisition by any Person of Beneficial Ownership of 40% or more of the outstanding shares of the Company’s Voting Securities;

(ii)                                  The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), unless such Corporate Transaction is a transaction pursuant to which all or substantially all of the Persons who are the Beneficial Owners of the Company immediately prior to the Corporate

Transaction will beneficially own, directly or indirectly, 60% or more of the outstanding shares of Voting Securities of the resulting or combined entity;

(iii)                               Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that (A) any individual who becomes a member of the Board subsequent to the Effective Date, whose election (or nomination for election by the Company’s stockholders) was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board will be deemed a member of the Incumbent Board and (B) any individual who is initially elected as a member of the Board as a result of any actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will not be deemed a member of the Incumbent Board;

(iv)                              Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)                                 Any other circumstances (whether or not following a Change Event) which the Board determines to be a Change in Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan. Any such determination made by the Board will be irrevocable except by vote of a majority of the members of the Board who voted in favor of making such determination.

For purposes of this Section 2.1(f), a “Change in Control” will not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator or determination by a regulatory agency that the Company is insolvent.

(g)                                 “Change Event” means either of the following:

(i)                                     The acquisition by any Person (other than the Company or a subsidiary or an employee benefit plan (including its trustee) of the Company) of Beneficial Ownership, directly or indirectly, of shares of Voting Securities of the Company directly or indirectly representing 15% or more of the total number of the then outstanding shares of the Company’s Voting Securities (excluding the sale or issuance of any Voting Securities directly by the Company, or any transaction in which the acquisition of such Voting Securities is made by such Person from five or fewer stockholders in a transaction or transactions approved in advance by the Board); or

(ii)                                  The public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer or other unsolicited proposal.

(h)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(i)                                     “Committee” means the Personnel and Compensation Committee of the Board, or, if no Personnel and Compensation Committee exists, then a committee of independent Board members appointed by the Board to administer this Plan.

(j)                                     “Common Stock” means the common stock, par value $.01 per share, of the Company.

(k)                                  “Disability” or “Disabled” will have the meaning given to such term in the Company’s governing long-term disability plan or, if no such plan exists, such term will mean total and permanent disability as determined under the rules of the Social Security Administration.

(l)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(m)                               “Equity Incentive Plan” means any incentive compensation plan of the Company providing for the grant of Stock Awards in which a Participant participates on the date of any Qualifying Termination of such Participant.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(o)                                 “Group Health Plan” means any group health plan generally available to all employees of the Company in which a Participant participates on the date of any Qualifying Termination of such Participant.

(p)                                 “Good Reason” means, without a Participant’s express written consent, the occurrence after a Change Event or a Change in Control, as the case may be, of any one or more of the following:

(i)                                     A material reduction of such Participant’s authorities, duties or responsibilities as an executive and/or officer of the Company from those in effect immediately prior to such Change Event or Change in Control, other than (A) an insubstantial reduction or (B) a substantial reduction that is remedied by the Company within 30 days after receipt of notice thereof given by the Participant;

(ii)                                  The Company’s requiring the Participant to be based at a location in excess of 50 miles from the Participant’s principal job location immediately prior to such Change Event or Change in Control, unless such requirement is withdrawn by the Company within 30 days after notice thereof given by the Participant;

(iii)                               A reduction by the Company of the Participant’s Annual Base Salary in effect immediately prior to such Change Event or Change in Control, or as such Annual Base Salary has been increased thereafter, unless such reduction is remedied by the Company within 30 days after notice thereof given by the Participant;

(iv)                              The failure of the Company to continue in effect, or the failure to continue the Participant’s participation on substantially the same basis in, any Annual Incentive Plan, Long-Term Cash Incentive Plan or Equity Compensation Plan in which the Participant participates immediately prior to such Change Event or Change in Control, unless such failure is remedied by the Company within 30 days after notice thereof given by the Participant; and

(v)                                 If such Change in Control results in a successor to the Company, the failure of the Company to obtain a satisfactory agreement from such successor to assume and agree to perform the Company’s obligations under this Plan, as contemplated by Section 9.1.

Unless the Participant becomes Disabled, the Participant’s right to terminate employment for Good Reason will not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment will not constitute consent to, or a waiver of rights with respect to, any action or circumstance constituting Good Reason.

(q)                                 “Long-Term Cash Incentive Plan” means (i) any cash incentive compensation plan of the Company with a performance period of more than one year (other than an Equity Incentive Plan) or (ii) or any other cash incentive compensation plan the Committee determines is a Long-Term Cash Incentive Plan (other than an Equity Incentive Plan), in each case in which a Participant participates on the date of any Qualifying Termination of such Participant.

(r)                                    “Notice of Termination” means a written notice indicating the specific provision in this Plan relied upon for the termination of employment of any Participant. Such notice will set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination pursuant to such provision.

(s)                                  “Participant” means any of the Tier 1 Participants or Tier 2 Participants.

(t)                                    “Performance Vesting Stock Award” means any Stock Award the vesting and payment of which is based on achievement of performance goals rather than solely on the continued employment of a Participant.

(u)                                 “Perquisites” means any automobile allowance, financial planning services, employment outplacement services or other perquisites provided to a Participant under any benefit plan or program of the Company that provides special benefits to a select group of management or highly compensated employees in which such Participant participates on the date of any Qualifying Termination of such Participant.

(v)                                 “Person” will have the meaning given to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof (including a “group” as defined in Section 13(d)).

(w)                               “Qualified 401(k) Plan” means any Retirement Plan of the Company with a voluntary elective deferral arrangement intended to be qualified under Sections 401(a)

and 401(k) of the Code in which a Participant participates on the date of any Qualifying Termination of such Participant.

(x)                                   “Qualifying Termination” means a Post-Change in Control Qualifying Termination (as defined in Section 3.1(a)) or a Pre-Change in Control Qualifying Termination (as defined in Section 3.1(b)), as the case may be; provided, however that a Qualifying Termination will not occur unless the Participant’s termination of employment qualifies as a “separation from service” (within the meaning of Section 409A of the Code).

(y)                                 “Retirement Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) of the Company, including, without limitation, any Qualified 401(k) Plan and any SERP.

(z)                                   “SERP” means (i) the Company’s Supplemental Executive Retirement Plan, or (ii) any other non-qualified supplemental retirement plan or agreement pursuant to which any Participant is entitled to receive supplemental retirement benefits on the date of any Qualifying Termination of such Participant.

(aa)                            “Severance Benefits” mean the severance benefits provided for in Section 3.2, 3.3 and 3.4.

(bb)                          “Stock Award” means any equity-based incentive award (including any award, without limitation, of stock options, stock appreciation rights, restricted stock or restricted stock units, or any Performance Vesting Stock Awards).

(cc)                            “Target Level” means the “target” performance level (or other reasonably expected median performance goal) established for purposes of any Annual Incentive Plan, Long-Term Cash Incentive Plan or Performance Vesting Stock Award.

(dd)                          “Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments and impositions of any kind, payable to any governmental entity, including, without limitation, all net income, profits, gross income, alternative minimum, payroll, employment, social security, Medicare, unemployment, withholding, disability, workers’ compensation, excise, or other taxes or fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority.

(ee)                            “Tier 1 Participant” means each of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company.

(ff)                                “Tier 2 Participant” means any executive officer of the Company (other than a Tier 1 Participant) required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(gg)                          “Unpaid Compensation” means any of the following:

(i)                                     Any unpaid Annual Base Salary, accrued vacation pay and unreimbursed business expenses owed to any Participant through the date of the Qualifying Termination of such Participant;

(ii)                                  Any amount payable to such Participant as of the date of such Participant’s Qualifying Termination under any Annual Incentive Plan in effect for the most recently completed fiscal year, to the extent not previously paid; and

(iii)                               Any amount payable to such Participant as of the date of such Participant’s Qualifying Termination under any Long-Term Cash Incentive Plan in effect for any completed performance period, to the extent not previously paid.

(hh)                          “Voting Securities” means any shares of capital stock of any entity that are generally entitled to vote in elections for members of the board of directors.

SECTION 3.                                UNPAID COMPENSATION AND SEVERANCE BENEFITS

3.1                                 Right to Unpaid Compensation and Severance Benefits.

(a)                                  Subject to the terms and conditions of this Plan, a Participant will be entitled to receive from the Company any Unpaid Compensation and the Severance Benefits described in Sections 3.2, 3.3 and 3.4 (as applicable) if (i) during the term of this Plan, a Change in Control occurs and (ii) within 36 months thereafter, the Participant’s employment with the Company is terminated by the Company without Cause or voluntarily by the Participant for Good Reason. The termination of a Participant’s employment that entitles the Participant to Severance Benefits pursuant to this Section 3.1(a) is referred to in this Plan as a “Post-Change in Control Qualifying Termination.”  A “Post-Change in Control Qualifying Termination” will not include a termination of a Participant’s employment by reason of death or Disability, the Company’s termination of a Participant’s employment for Cause or a Participant’s voluntary termination without Good Reason.

(b)                                 Subject to the terms and conditions of this Plan, a Participant will also be entitled to receive from the Company any Unpaid Compensation and the Severance Benefits described in Sections 3.2, 3.3 and 3.4 (as applicable) if (i) during the term of this Plan, a Change Event and a Change in Control occur and (ii) within 12 months after such Change Event and no more than 12 months prior to such Change in Control, such Participant’s employment with the Company is terminated by the Company without Cause or voluntarily by the Participant for Good Reason; provided, however, that the Participant will only be entitled to receive such Severance Benefits if the Participant can demonstrate that such termination by the Company or event constituting Good Reason (A) occurred at the specific request of a third party with which the Company had entered into negotiations or an agreement regarding a subsequent Change in Control or (B) otherwise occurred in connection with (or in anticipation of) such Change in Control. The termination of a Participant’s employment that entitles the Participant to Severance Benefits pursuant to this Section 3.1(b) is referred to in this Plan as a “Pre-Change in Control Qualifying Termination.”  A “Pre-Change in Control Qualifying Termination”

will not include a termination of a Participant’s employment by reason of death or Disability, the Company’s termination of a Participant’s employment for Cause or a Participant’s voluntary termination without Good Reason.

(c)                                  Any Unpaid Compensation will be paid in cash to a Participant in a single lump sum within 30 days after the date of the Qualifying Termination of such Participant.

3.2                                 Severance Benefits for Tier 1 Participants and Tier 2 Participants. In the event the Company is obligated to provide Severance Benefits to any Participant pursuant to Section 3.1, such Participant will receive the following:

(a)                                  The cash amount such Participant would receive under the Annual Incentive Plan in effect for the fiscal year in which such Participant’s Qualifying Termination occurs. If such Qualifying Termination occurs within the first three quarters of any fiscal year, such cash amount will be determined based on the assumption that the Target Level of performance under such Annual Incentive Plan had been achieved. If the Qualifying Termination occurs in the fourth quarter of any fiscal year, such cash amount will be determined based on projected actual performance (unless Target Level performance would result in a larger cash payment, in which event the amount of the cash payment will be determined based on the assumption that Target Level performance had been achieved). In each case, the cash amount will be adjusted on a pro rata basis to reflect the number of days the Participant was actually employed during such fiscal year.

(b)                                 The cash amount such Participant would receive under any Long-Term Cash Incentive Plan in effect at the time such Participant’s Qualifying Termination occurs, assuming the Target Level of performance under such Long-Term Cash Incentive Plan had been achieved.

(c)                                  Any Stock Awards of the Participant (other than Performance Vesting Stock Awards) will become immediately vested in full on the date of a Qualifying Termination of the Participant.

(d)                                 Any Performance Vesting Stock Awards of the Participant will become immediately vested and payable on the date of a Qualifying Termination of such Participant, assuming the Target Level of performance under such Performance Vesting Stock Award had been achieved.

(e)                                  A cash amount, determined in the sole discretion of the Committee, with a value equal to any Perquisites that would have been provided to the Participant for a period of one year following the Qualifying Termination of such Participant.

3.3                                 Severance Benefits for Tier 1 Participants. In the event the Company is obligated to provide Severance Benefits to any Tier 1 Participant pursuant to Section 3.1, such Tier 1 Participant will receive (in addition to the Severance Benefits described in Section 3.2) the following:

(a)                                  A cash amount equal to the sum of:  (i) three times the Tier 1 Participant’s Annual Base Salary in effect on the date of his or her Qualifying Termination, plus

(ii) three times the Tier 1 Participant’s then current bonus opportunity established under any Annual Incentive Plan, assuming the Target Level of performance under such Annual Incentive Plan had been achieved.

(b)                                 A cash amount equal to three times the maximum match (determined on an annual basis) the Tier 1 Participant would have received under any Qualified 401(k) Plan for the calendar year in which such Tier 1 Participant’s Qualifying Termination occurs, assuming such Tier 1 Participant had (i) earned “recognized compensation” during such calendar year equal to or greater than the maximum dollar amount permitted under the Code and (ii) deferred into the Qualified 401(k) Plan such maximum dollar amount for the calendar year.

(c)                                  A cash amount, determined in the sole discretion of the Committee, with a value equal to the benefits that would have been provided to the Participant for a period of three years after the date of such Participant’s Qualifying Termination under the Group Health Plan.

(d)                                 An additional supplemental retirement benefit equal to the increase to the Tier 1 Participant’s benefit under any SERP that would have occurred if the amount of such Tier 1 Participant’s benefit payable under the SERP was determined based on the assumption that the Tier 1 Participant had been continuously employed by the Company for the three-year period following the date of such Tier 1 Participant’s Qualifying Termination (with respect to both the Tier 1 Participant’s age and years of service); provided, however, that neither the time nor the form of payment of such Tier 1 Participant’s benefit under the SERP will be affected by such additional age and service credit. In determining the amount of such additional supplemental retirement benefit, a Tier 1 Participant’s “recognized compensation” will be deemed to include his or her Annual Base Salary and any payments received by the Tier 1 Participant pursuant to any Annual Incentive Plan during the year preceding his or her Qualifying Termination.

3.4                                 Severance Benefits for Tier 2 Participants. In the event the Company is obligated to provide Severance Benefits to any Tier 2 Participant pursuant to Section 3.1, such Tier 2 Participant will receive (in addition to the Severance Benefits described in Section 3.2) the following:

(a)                                  A cash amount equal to the sum of:  (i) two times the Tier 2 Participant’s Annual Base Salary in effect on the date of his or her Qualifying Termination, plus (ii) two times the Tier 2 Participant’s then current bonus opportunity established under any Annual Incentive Plan, assuming the Target Level of performance under such Annual Incentive Plan had been achieved.

(b)                                 A cash amount equal to two times the maximum match (determined on an annual basis) the Tier 2 Participant could have received under any Qualified 401(k) Plan for the calendar year in which such Tier 2 Participant’s Qualifying Termination occurs, assuming such Tier 2 Participant had (i) earned “recognized compensation” during such calendar year equal to or greater than the maximum dollar amount permitted under the

Code and (ii) deferred into the Qualified 401(k) Plan such maximum dollar amount for the calendar year.

(c)                                  A cash amount, determined in the sole discretion of the Committee, with a value equal to the benefits that would have been provided to the Participant for a period of two years after the date of such Participant’s Qualifying Termination under the Group Health Plan.

(d)                                 An additional supplemental retirement benefit equal to the increase to the Tier 2 Participant’s benefit under any SERP that would have occurred if the amount of such Tier 2 Participant’s benefit payable under the SERP was determined based on the assumption that the Tier 2 Participant had been continuously employed by the Company for the two-year period following the date of such Tier 2 Participant’s Qualifying Termination (with respect to both the Tier 2 Participant’s age and years of service); provided, however, that neither the time nor the form of payment of such Tier 2 Participant’s benefit under the SERP will be affected by such additional age and service credit. In determining the amount of such additional supplemental retirement benefit, a Tier 2 Participant’s “recognized compensation” will be deemed to include his or her Annual Base Salary and any payments received by the Tier 2 Participant pursuant to any Annual Incentive Plan during the year preceding his or her Qualifying Termination.

3.5                                 Treatment of Stock Awards in the Event of Delisting.

(a)                                  If, as a result of a Change in Control, the Common Stock ceases to be listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (a “Trading System”), and any Voting Securities of the resulting or surviving entity (as the case may be) are traded on a Trading System, any Stock Award held by a Participant will be replaced with a Stock Award of, exercisable into or related to such Voting Securities of such entity (the “Replacement Equity Awards”). All Replacement Equity Awards will have terms and conditions substantially the same as the Stock Awards replaced, and a value equal to such replaced Stock Awards.

(b)                                 If, as a result of a Change in Control, the Common Stock ceases to be listed on a Trading System, and no Voting Securities of the resulting or surviving entity (as the case may be) are traded on a Trading System, any Stock Award held by a Participant will be replaced with a right to receive a cash payment in lieu of any Common Stock issuable or deliverable to such Participant pursuant to such Stock Award (a “Replacement Cash Award”). All Replacement Cash Awards will have terms and conditions substantially the same as the Stock Awards replaced (except that the Replacement Cash Awards will be payable in cash), and a value equal to such replaced Stock Award.

3.6                                 Termination Due to Disability or Death. Following a Change in Control, if a Participant’s employment with the Company is terminated due to Disability or death, the Company will pay any Unpaid Compensation through the date of such termination to the Participant or his or her designated beneficiaries (or, if there are no such designated beneficiaries, to the Participant’s estate), respectively. The payment of any other amounts or benefits to the Participant or his or her beneficiaries or estate will be determined in accordance with any Annual Incentive Plan, Long-Term Cash Incentive Plan, Equity Incentive Plan, the Company’s retirement, disability, insurance and survivors’ benefits plans and programs and other applicable plans and programs of the Company then in effect.

3.7                                 Termination for Cause or by the Participant Without Good Reason. Following a Change in Control, if a Participant’s employment with the Company is terminated either by the Company for Cause or voluntarily by such Participant without Good Reason, the Company will pay the Participant (a) any Unpaid Compensation through the date of such termination, plus (b) all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due. The Company will have no further obligations to such Participant under this Plan.

3.8                                 Notice of Termination. Any termination of a Participant’s employment by the Company for Cause or by the Participant for Good Reason will be communicated by Notice of Termination to such Participant or the Committee, as the case may be.

3.9                                 Payment of Severance Benefits. The Severance Benefits described in Sections 3.2(a), (b) and (e), Sections 3.3(a), (b) and (c) and Sections 3.4(a), (b) and (c) will be paid in cash to a Participant in a single lump sum within 30 days after the end of the six-month period following the date of the Qualifying Termination of such Participant (or, if such Participant dies prior to the end of such six-month period, to the Participant’s designated beneficiaries or estate within 30 days after the date of such Participant’s death).

SECTION 4.                                RELEASE AND RESTRICTIVE COVENANTS

4.1                                 Release. The Severance Benefits are in consideration of a Participant’s release of all claims against the Company pursuant to an agreement with terms substantially similar to the terms of the Separation Agreement and General Release of Claims set forth as Exhibit A to this Plan (the “Release”). If a Participant does not execute the Release or if he or she effectively revokes it, the Participant will not be entitled to any Severance Benefits.

4.2                                 Restrictive Covenants. The Company’s obligation to provide the Severance Benefits to a Participant will be conditioned on the Participant’s continuing compliance with the confidentiality and non-disparagement, non-competition and non-solicitation covenants set forth in the Release.

4.3                                 Services of Participant. The Company’s obligation to provide the Severance Benefits to a Participant will be conditioned upon the Participant’s continuing compliance with the covenants to provide services to the Company set forth in the Release.

SECTION 5.                                TRUST

5.1                                 Establishment of Trust. At any time but in no event later than the date of a Change in Control, the Company will establish a trust fund (the “Trust”) for the benefit of the Participants to secure the Severance Benefits to be provided under this Plan. The Company will fund the Trust with cash or with a letter of credit not later than such date of the Change in Control, or such earlier date if authorized by the Committee. Notwithstanding the foregoing, any obligations owed by the Company under this Plan are unfunded and unsecured liabilities of the Company. In the event of the Company’s insolvency or bankruptcy, the assets of the Trust will be treated like other corporate assets of the Company and will be subject to the claims of the Company’s creditors. Claims for benefits under this Plan will be treated like any other claim by the Company’s unsecured creditors, with no special preference for Participants.

5.2                                 Trust Assets. Interest earned on amounts deposited by the Company into the Trust will be for the account of the Company, and, after payment of all cash Severance Benefits to the Participants under this Plan, any surplus amount held in the Trust will be retained by the Company. In the event any Participant who is eligible for Severance Benefits becomes subject to Taxes on the full amount held in the Trust for such Participant’s benefit, the Company will directly pay any such taxes due from the Trust.

SECTION 6.                                EXCISE TAXES

6.1                                 Gross-Up Payment.

(a)                                  In the event a Participant becomes entitled to receive payments of Severance Benefits under the Plan, the Company will cause an independent accounting or other qualified firm (the “Tax Advisor”) promptly to review, at the Company’s sole expense, the applicability of Section 4999 of the Code to those payments. The Tax Advisor will determine whether the payment of Severance Benefits or any other amounts by the Company to a Participant or for a Participant’s benefit (whether paid or payable pursuant to the terms of this Plan or otherwise) (the “Total Payments”), would be subject to the excise Tax imposed by Section 4999 of the Code, and any interest or penalties with respect to such excise Tax (the excise Tax, together with any such interest and penalties, are collectively referred to herein as the “Excise Tax”).

(b)                                 If the Tax Advisor determines that the Total Payments would be subject to any Excise Tax, then the Participant will be entitled to receive an additional cash payment (a “Gross-Up Payment”) equal to an amount such that after payment by the Participant of all Excise Taxes and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Participant would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of any Tax pursuant to this Section 6.1, the Participant’s Tax rate will be deemed to be the highest statutory marginal federal and state Tax rate (on a combined basis and including the Participant’s share of FICA and Medicare Taxes) then in effect.

(c)                                  Notwithstanding Section 6.1(b), if the Tax Advisor determines that any Tier 2 Participant is entitled to a Gross-Up Payment, but that the aggregate present value of the Total Payments (determined pursuant to Section 280G of the Code and applicable regulations promulgated thereunder) does not exceed 110% of the greatest amount (the “Safe Harbor Amount”) that could be paid to any Tier 2 Participant such that the receipt of payments under this Plan would not give rise to any Excise Tax, then no Gross-Up Payment will be made to such Tier 2 Participant. In this case, the amounts payable under this Plan will be reduced so that the aggregate present value of the Total Payments made to the Tier 2 Participant is reduced to the Safe Harbor Amount. In the event that a cut-back described in this Section 6.1(c) is required, amounts payable to the Participant in cash shall be reduced first, followed by a reduction of other benefits, as determined by the Tax Advisor. In the event that the Tax Advisor has not made a final determination as to whether a reduction in the aggregate present value of the Total Payments to the Tier 2 Participant is required pursuant to this Section 6.1(c) as of the date provided in Section 3.9 of this Plan, the Company shall initially make the payment provided by this Agreement to the Tier 2 Participant and he or she will be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this Plan.

(d)                                 A Participant will in good faith cooperate with the Tax Advisor in making the determination of whether a Gross-Up Payment is required (including, without limitation, providing the Tax Advisor with information or documentation as reasonably requested by the Tax Advisor).

(e)                                  Any determination by the Tax Advisor regarding whether a Gross-Up Payment is required and the amount of such Gross-Up Payment will be conclusive and binding upon the Participant and the Company for all purposes.

6.2                                 Payment Date. Any Gross-Up Payment required to be made by Section 6.1 will be paid to Participant within 30 days of a final determination by the Tax Advisor that the Gross-Up Payment is required; provided, however, that the Gross-Up Payment will not be paid earlier than the Participant’s “earliest payment date,” which date will be the last day of the six-month period following the date of the Participant’s Qualifying Termination (or, if such Participant dies prior to the end of such six-month period, the date of such Participant’s death). In any event, payment of any required Gross-Up Payment will be made by the later of (a) the last day of the taxable year in which the Participant’s earliest payment date occurs or (b) the date that is two and one-half months after such earliest payment date.

6.3                                 Controversies with Taxing Authorities.

(a)                                  The Company and a Participant will promptly deliver to each other copies of any written communications (and written summaries of any oral communications) with any taxing authority regarding the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments. In the event of any controversy with the Internal Revenue Service or other taxing authority with regard to the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments, the Company will have the right (exercisable in its sole discretion) to control the resolution of such controversy at its own expense. The Participant and the Company will cooperate in good faith in the resolution of such controversy.

(b)                                 If the Internal Revenue Service or any other taxing authority makes a final determination that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Tax Advisor or reflected in the Participant’s Tax return pursuant to Section 6.2, the Participant will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by the Internal Revenue Service or such other taxing authority. Such amount will be paid to such Participant within 30 days of the date of such final determination by the Internal Revenue Service or such other taxing authority.

SECTION 7.                                CLAIMS PROCEDURE

7.1                                 Original Claim. Any Participant, former Participant, or beneficiary of such Participant or former Participant, if he or she so desires, may file with the Committee a written claim for Severance Benefits under this Plan. Within 90 days after the filing of such a claim, the Committee will notify the claimant in writing whether the claim is upheld or denied (in whole or in part), or will furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 180 days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee will state in writing:

(a)                                  the specific reasons for the denial;

(b)                                 the pertinent provisions of this Plan on which the denial is based; and

(c)                                  any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary.

7.2                                 General Rules. The following general rules will apply to all claims for Severance Benefits:

(a)                                  No inquiry or question from a Participant regarding Severance Benefits will be deemed to be a claim, unless made in accordance with the procedures described in Section 7.1. The Committee may require that any claim for benefits be filed on forms to be furnished to the claimant upon request.

(b)                                 All decisions on claims will be made by the Committee;

(c)                                  The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim;

(d)                                 A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Committee reserves the right to require the claimant to furnish written notice that such lawyer or other representative is authorized to represent the claimant;

(e)                                  The decision of the Committee on a claim will be provided to the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim will be deemed to have been denied; and

(f)                                    Prior to filing a claim, the claimant or his or her lawyer or other representative will have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company.

SECTION 8.                                RIGHTS TO SEVERANCE BENEFITS AND LEGAL FEES

8.1                                 Severance Benefits Payments.

(a)                                  This Plan establishes in a Participant a right to the Severance Benefits to which such Participant is entitled hereunder, subject to the conditions of Section 4 and to the Committee’s right to terminate or amend this Plan in accordance with Section 1.3 and 10.9. The Company’s obligation to make the payments or distributions with respect to Severance Benefits will not be affected by any circumstances (including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Participant). Notwithstanding the foregoing sentence, the Company will have no obligation to make any payment to any Participant under this Plan to the extent (but only to the extent) that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction. Such final order will not affect, impair or invalidate any provision of this Plan not expressly subject to such order.

(b)                                 A Participant will not be obligated to seek other employment in mitigation of the Severance Benefits the Company is required to provide under this Plan, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to provide Severance Benefits under this Plan.

8.2                                 Legal Fees and Expenses. The Company will pay all reasonable legal fees, costs of litigation, prejudgment interest and other expenses that are incurred in good faith by a Participant as a result of (a) the Company’s refusal to provide the Severance Benefits to which the Participant becomes entitled under this Plan, (b) the Company (or any third party) contesting the validity, enforceability or interpretation of this Plan or (c) any conflict between the Participant and the Company pertaining to this Plan; provided, however, that if a court determines that the Participant’s claims were brought without a reasonable belief in the merits of such claims, the Company will have no obligations under this Section 8.2.

SECTION 9.                                SUCCESSORS

9.1                                 Successors to the Company. The Company will require any successor to the Company (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such an agreement to such express assumption is obtained, this Plan will be binding upon any successor in accordance with the operation of law, and such successor will be deemed to be the “Company” for purposes of this Plan.

9.2                                 Assignment by the Participant. This Plan will inure to the benefit of and be enforceable by the Participant’s personal or legal representatives or designated beneficiaries. If the Participant dies while any amount would still be payable to such Participant had he or she continued to live, all such amounts will be paid in accordance with the terms of this Plan to such

Participant’s designated (or, if there are no such designated beneficiaries, to the Participant’s estate).

SECTION 10.                          MISCELLANEOUS

10.1                           Administration and Committee Powers. This Plan will be administered by the Committee. The Committee will have full power, discretion and authority to interpret and construe this Plan, and the Committee’s interpretation and construction of this Plan will be conclusive and binding on the Participants, the Company and all other Persons.

10.2                           Employment Status. This Plan is not, and nothing herein will be deemed to create, an employment contract between the Participant and the Company. The Company may at any time change any Participant’s compensation, title, employment responsibilities, job location and any other aspect of the Company’s employment relationship with such Participant, or terminate such Participant’s employment prior to a Change in Control (subject to such termination being determined to be a Pre-Change in Control Qualifying Termination pursuant to Section 3.1(b)).

10.3                           Entire Plan and Other Change in Control Plans.

(a)                                  This Plan contains the entire understanding of the Company and the Participant with respect to the subject matter hereof. In addition, the payment of any Severance Benefits in the event of a Participant’s termination of employment will be in lieu of any severance benefits payable under any other severance plan, program or policy of the Company to which the Participant might otherwise be entitled.

(b)                                 This Plan completely supersedes any and all prior change in control severance agreements, understandings or plans (including, without limitation, the Income Security Plan, as in effect immediately prior to the Effective Date), oral or written, entered into between the Company and a Participant.

10.4                           Notices. All notices, requests, demands, and other communications hereunder will be sufficient if in writing and will be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Participant at the last address he or she has filed in writing with the Company, or, in the case of the Company, at its principal executive offices.

10.5                           Includable Compensation. Severance Benefits provided hereunder will not be considered “includable compensation,” “recognized compensation,” “recognized earnings” or “final average earnings” for purposes of determining the Participant’s benefits under any other plan or program of the Company, unless otherwise expressly provided in such other plan or program.

10.6                           Tax Withholding. The Company will withhold from any amounts payable under this Plan all federal, state or other Taxes legally required to be withheld.

10.7                           Section 409A of the Code. The Company will, to the extent necessary and only to the extent necessary, modify the timing of delivery of Severance Benefits if the Company determines that the timing would subject the Severance Benefits to any additional Tax or interest assessed under Section 409A of the Code. In such event, the payments will occur as soon as practicable without causing the Severance Benefits to trigger such additional Tax or interest under Section 409A of the Code.

10.8                           Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.

10.9                           Amendment and Waiver.

(a)                                  Any provision of this Plan may be amended or modified (which modification may include the termination of any Participant’s participation in this Plan) by the Committee at any time; provided, however, that (i) during the period beginning on the date of a Change in Control and ending on the third anniversary date of such Change in Control, no provision of this Plan may be amended or modified (unless such modification or waiver is agreed to in writing by any affected Participant) and (ii) if a Change Event occurs during the 12-month period immediately prior to the date of a Change in Control, any amendment or modification to this Plan during such 12-month period will be deemed null and void (unless such modification or amendment is agreed to in writing by any affected Participant).

(b)                                 Any provisions of this Agreement may be waived in writing by the Company or the Participant, as the case may be.

10.10                     Applicable Law. The laws of the State of Delaware will be the controlling law in all matters relating to this Plan without giving effect to principles of conflicts of laws.

10.11                     Rules of Construction. Captions are provided in this Plan for convenience only, and such captions will not serve as a basis for interpretation or construction hereof. Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in this Plan include the plural and the singular.

EXHIBIT A

[FORM AGREEMENT for INCOME SECURITY PLAN]

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between [employee name], on behalf of his/her agents, assigns, heirs, executors, administrators, attorneys and representatives (“I,” “me,” “Employee”), and Alliant Techsystems Inc., a Delaware corporation, [include new company name if applicable] any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

WHEREAS, ATK and I have mutually agreed that my employment shall terminate as provided in this General Release. In consideration of my signing and complying with this General Release, ATK agrees to provide me with certain payments and other valuable consideration described below. Further, ATK and I desire to resolve and settle any and all potential disputes or claims related to my employment or termination of employment.

WHEREAS, this Separation Agreement and General Release is given in consideration of benefits received pursuant to the Alliant Techsystems Inc. Income Security Plan.

WHEREAS, ATK has expended significant time and money on promotion, advertising, and the development of goodwill and a sound business reputation through which it has developed a list of customers and spent time and resources to learn the customers’ needs for ATK’s services and products. This information is valuable, special and unique assets of ATK’s business, which I acknowledge constitutes confidential information.

WHEREAS, ATK has expended significant time and money on technology, research, and development through which it has developed products, processes, technologies and services, that are valuable, special and unique assets of ATK’s business, which I acknowledge constitute confidential information.

WHEREAS, the disclosure to or use by third parties of any of ATK’s confidential or proprietary information, trade secrets, or my unauthorized use of such information would seriously harm ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.

THEREFORE, ATK and I mutually agree to the following terms and conditions:

1.                                       Termination of Employment. I understand my employment with ATK is terminated effective [date].

(a)                                  Final Paycheck. My final paycheck will include (a) all salary earned through the effective date of the termination of my employment with ATK, (b) any accrued, but unused vacation/PTO, and (c) any cash amounts completely earned and owing under any bonus plan, but not yet paid.

(b)                                 Deferred Compensation. Any compensation I deferred under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan (or predecessor or successor plan) shall be paid in accordance with my pre-selected distribution options, if applicable, and the terms of that plan.

2.                                       Severance Benefits. In exchange for the promises contained herein, ATK will provide me with the severance benefits contained in the ATK Income Security Plan and with any additional benefits identified in this Paragraph 2 (together referred to as “Severance Benefits”):

(a)                                  Severance Pay. I am eligible to receive a single lump-sum severance payment in the amount of [$          ], which is made up of [list the amount and category of compensation, ex:  base salary, annual incentive bonus, etc…]. This severance payment will be subject to all applicable withholdings and will be taxable as payroll wages. No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(b)                                 Additional Lump Sum. I am eligible to receive a single lump-sum payment in the amount of [$          ] in consideration of certain perquisites and benefits. This amount will be subject to all applicable withholdings and will be taxable as payroll wages. No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(c)                                  Equity Awards

(i)                                     Restricted Stock. [I have xx shares of restricted stock which will become nonforfeitable and free and clear of the restrictions of the plan from which they were issued.]

(ii)                                  Performance Shares. [Identify outstanding performance shares. Provide details on grant, vesting and delivery. Include the number of shares, proration, if any, and delivery.]

(iii)                               Stock Options. [Identify status of stock options. Provide details on the number of shares, the grant, vesting, and exercisability.]

(d)                                 Independent Consideration. I am only eligible for Severance Benefits because I have signed and not revoked this General Release. I acknowledge that I am not otherwise entitled to receive such additional and valuable consideration. By my signature on this General Release, I waive all rights to any other benefits or cash payment. Further, I agree that these Severance Benefits are adequate consideration for my promises herein.

(e)                                  Delivery of Severance Pay and Additional Lump Sum. ATK will deliver to me the cash amounts under paragraph 2(a) and (b), the Severance pay and additional lump sum, within 30 days of six months after my termination date, provided that the applicable rescission period has also elapsed. This delivery date may be delayed further if necessary to be compliant with Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time.

3.                                       Post Employment Restrictions.

(a)                                  Confidentiality and Non-Disparagement. I acknowledge that in the course of my employment with ATK, I have had access to confidential information and trade secrets. If I hold a U.S. Government issued security clearance, I acknowledge my personal obligations to maintain the confidentiality of information gained under that clearance. I agree to maintain the confidentiality of ATK’s confidential information and trade secrets. I will not disclose or otherwise make available to any person, company, or other party confidential information or trade secrets. Further, I agree not to make any disparaging or defamatory comments about any ATK employee, director, or officer, the Company, or any aspect of my employment or termination from employment with ATK.

(b)                                 Competition Restrictions. From [date] through [date – Tier 1 – 3 years, Tier 2 – 2 years], I agree I will not directly or indirectly, engage in, nor own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, or be employed by any person or entity that develops, manufactures, distributes, markets or sells services or products competitive with those that ATK manufactures, markets or sells to any customer anywhere in the world. If during this restricted period I wish to obtain other non-competitive employment, I agree to meet and confer in good faith with ATK, prior to accepting such employment. I will provide ATK with the name of any potential future employer and give ATK the right to provide a copy of this provision to said potential employer.

(c)                            Non-solicitation. From [date] through [date – Tier 1 – 3 years, Tier 2 – 2 years], I will not, directly or indirectly solicit any of ATK’s employees for the purpose of hiring them or inducing them to leave their employment with ATK, nor will I own manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, or be employed by any person or entity that engages in the conduct proscribed by this paragraph during the restricted period.

(d)                           Access. I agree to be available to ATK for up to thirty hours per month [if Tier 1 – for one year, if Tier 2 – for 6 months], from my termination date to aid in transitioning information, supporting customer’s needs or other requests of ATK.

(e)                            Breach of Post-Employment Restrictions. If I breach any of my obligations under this Paragraph 3, then I will not be entitled to, and shall return, 75 percent of the Severance Benefit provided in Paragraph 2. ATK will be entitled to attorney’s fees and costs incurred in seeking injunctive relief and damages including collecting the repayment of applicable consideration as specified above. Such action on the part of ATK will not in any way affect the enforceability of my General Release of Claims provided in Paragraph 5, which is adequately supported by the remaining Severance Benefits provided in Paragraph 2.

4.                                       Return of ATK Property. Prior to my last day of employment, I agree to return all ATK property in my possession or control including, but not limited to, confidential or proprietary information, credit card, computer, documents, records, correspondence, identification badge, files, keys, software, and equipment. Further, I agree to repay to ATK any amounts that I owe for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time. These debts may be withheld from my severance payment, if any.

5.                                       General Release of Claims. Except as stated in Paragraph 7, I hereby release and forever discharge ATK from all claims and causes of action, whether I currently have knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with my employment or termination of employment with ATK. This includes, but is not limited to claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Rehabilitation Act, the Minnesota Human Rights Act, and Minn. Stat. Chap. 181, all as amended.

This General Release includes any claims arising under state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

I further understand that this General Release extends to all claims which I may have as of this date against ATK based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

I agree that this General Release includes claims for all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 7, I am completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

6.                                       Breach of General Release of Claims. If I breach any provision of the General Release of Claims provided in Paragraph 5, then I will not be entitled to, and shall return, 25 percent of the Severance Benefit provided in Paragraph 2. ATK will be entitled to attorney’s fees and costs incurred in its defense including collecting the repayment of applicable consideration. Such action on the part of ATK will not in any way effect the enforceability of the Post-Employment Restrictions provided in Paragraph 3, which are adequately supported by the remaining Severance Benefits provided in Paragraph 2.

7.                                       Exclusions from General Release. I am not waiving my right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended; or my right to assert claims that are based on events that happen after this General Release becomes effective. I agree that ATK reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to me, reduced by the amount of money paid to me pursuant to this General Release. Nothing in this General Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding. Nevertheless, I understand that I have waived my right to recover any individual relief or money damages, which may be awarded on such a charge.

8.                                       Right to Revoke. This General Release does not become effective for a period of fifteen (15) days after I sign it and I have the right to cancel it during that time. Any decision to revoke this General Release must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the fifteen (15) day time period and addressed to [insert name] Alliant Techsystems Inc., 5050 Lincoln Drive, Edina, MN 55436. I understand that if I decide to revoke this General Release, I will not be entitled to any Severance Benefits.

9.                                       Unemployment Compensation Benefits. If I apply for unemployment compensation, ATK will not challenge my entitlement to such benefits. I understand that ATK does not decide whether I am eligible for unemployment compensation benefits, or the amount of the benefit.

10.                                 No Wrongdoing. By entering into this General Release, ATK does not admit that it has acted wrongfully with respect to my employment or that I have any rights or claims against it.

11.                                 No Adequate Remedy at Law. I acknowledge and agree that my breach of the Post-Employment Restrictions provided in Paragraph 3 would cause irreparable harm to the Company and the remedy at law would be inadequate. Accordingly, if I violate such Paragraph, ATK is entitled to injunctive relief in addition to any other legal or equitable remedies.

12.                                 Choice of Law and Venue. The terms of this General Release will be governed by the laws of Minnesota (without regard to conflict of laws principles). Any legal action to enforce this General Release shall be brought in a court of law in Hennepin County, Minnesota.

13.                                 Severability. If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired thereby. In the event that any court having jurisdiction of the parties should determine that any of the post-employment restrictions set forth in Paragraph 3 of this Agreement are overbroad or otherwise invalid in any respect, I acknowledge and agree that the court so holding shall construe those provisions to cover only that scope, duration or extent or those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed. The parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

14.                                 No Assignment. This General Release is personal to me and I cannot assign it to any other person or entity. In the event of my death before all payments due to me under the terms of this Agreement have been made, then all such payments shall continue to be made to my estate.

15.                                 Attorneys’ Fees. I understand that I am responsible to pay my own costs and attorneys’ fees, if any, that I incurred in consulting with an attorney about this General Release.

16.                                 Entire Agreement. This General Release constitutes the entire agreement between ATK and me regarding the subject matter included in this document. I agree that there are no promises or understandings outside of this General Release, except with respect to my continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information. This General Release supercedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein. Any modification or addition to this General Release must be in writing, signed by an officer of ATK and me.

17.                                 Eligibility and Opportunity to Review.

(a)                                  All employees who are eligible to participate in the Alliant Techsystems Inc. Income Security Plan must execute a release of claims in order to receive Severance Benefits.

(b)                                 I certify that I am signing this General Release voluntarily and with full knowledge of its consequences. I understand that I have at least [use either: “twenty-one (21) days” if individual termination or “forty-five (45) days” if more than one person being terminated]  from the date I received this General Release to consider it, and that I do not have to sign it before the end of the twenty-one (21) day period. I have been advised to use this time to consult with an attorney prior to executing this General Release.

(c)                                  I understand that the offer to accept this General Release remains open for [use “twenty-one (21)” or use “forty-five (45)” – see comment in (b) above] days. If I have not signed this General Release within [“twenty-one (21)” or “forty-five (45)” – see comment in (b) above] days of receiving it, then this offer expires and ATK will be under no obligation to accept this General Release or to provide me any Severance Benefits.

18.                               Understanding and Acknowledgement. I understand all of the terms in this General Release and I have not relied on any oral statements or explanations by ATK. I have had adequate time to consult with legal counsel and to consider whether to sign this General Release, and I am signing it knowingly and voluntarily.

IN WITNESS WHEREOF, Employee has executed this General Release by his signature below.

Date:	[Insert employee name]

Employee’s Signature